Exhibit 10.22

December 31, 2021

To: William Kelley

Re:Employment Transition and Separation

Dear Bill:

This letter agreement (this “Letter Agreement”) confirms the termination of your employment with Lightning eMotors, Inc. (the “Company”), to take effect on January 3, 2021 (the “Separation Date”).

In connection with your termination, the Company wishes to ensure the smooth transition of your duties and responsibilities.

If you sign and return this Letter Agreement on or after the Separation Date but no later than January 20, 2022, then this Letter Agreement shall become a binding agreement between you and the Company on the date you sign this Letter Agreement (the “Effective Date”), and you will receive all compensation and benefits described herein subject to the conditions set forth herein. If you do not timely sign and return this Letter Agreement, or if you revoke your ADEA Release (as provided in Section 5(c) below), you will receive no compensation or benefits from the Company, except as provided in Section 1 below.

Therefore, for the receipt of good and adequate consideration, you and the Company agree as follows:

1.Final Pay; Business Expenses; Separation Benefits.

(a)Upon the Separation Date, you will be paid all final wages accruing through the Separation Date as set forth on Exhibit A-1, in accordance with applicable law. You acknowledge and agree that the payments set forth on Exhibit A-1 accurately and completely reflect all wages earned by you through the Separation Date, and that you are not entitled to any additional wages or benefits, including any salary, bonuses, commissions, benefits, or other compensation, in connection with your employment with or termination of employment from the Company.

815 14th St SW, Suite A100 Loveland, CO 80537, USA 800.223.0740

(b)As soon as possible and no later than the Separation Date, you will submit for reimbursement in accordance with the Company’s expense reimbursement policies and practices all unreimbursed business expenses, if any, incurred by you, so that the Company may promptly pay you.

2.Consideration. With the receipt of the payments and benefits set forth in Section 1 above, you will have received all payments and benefits earned or owed to you in connection with your employment with the Company, and you shall not be entitled to any additional compensation or benefits, except as provided below, subject to the terms and conditions set forth in this Letter Agreement. You acknowledge that the compensation and benefits provided below is good and valid consideration for the release of claims and other covenants set forth below.

3.Equity Acceleration; Transition Consulting Services.

(a)In addition to the payments set forth in Section 1, provided you timely execute and return this Letter Agreement and do not revoke your ADEA Release (as defined below) and subject to your continued compliance with the provisions set forth in Section 4, one hundred percent (100%) of each of your outstanding and unvested equity awards shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto, as of immediately prior to the Separation Date.  You further acknowledge that any vested option that remains unexercised on the three (3)-month anniversary of your cessation of services (including upon the Consulting Period End Date (as defined below)) shall thereupon terminate.

(b)Provided you timely execute and return this Letter Agreement and do not revoke your ADEA Release, and subject to your continued compliance with the provisions set forth in Section 4, during the period (the “Consulting Period”) commencing on the Separation Date and ending on the twelve (12)-month anniversary thereof (the “Consulting Period End Date”), you shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide transition services on an as-needed, as-requested basis, with an expectation of providing at least forty (40) hours of service per month (the “Transition Services”).  You acknowledge and confirm that you shall be obligated to preserve the confidentiality of any confidential information received during the Consulting Period, including information protected by the attorney-client privilege and the attorney work product doctrine.  During the Consulting Period, you reaffirm your commitment to remain in compliance with that certain Proprietary Information and Invention Assignment Agreement (the “PIIA Agreement”) entered into with the Company,  including, without limitation, the non-solicitation covenants set forth therein.

(c)In exchange for the performance of the Transition Services during the Consulting Period, you will receive a consulting fee of $100,000 per year, payable in 12 equal monthly installments for forty (40) hours of consulting work per month (the “Consulting Fee”), subject to your continuing to provide, or remaining available to provide, the Transition Services to the Company.  On the earlier of (i) the date you cease to provide, or remain available to provide, the Transition Services or (ii) the Consulting Period End Date, you shall cease receiving the Consulting Fee and any unpaid portion shall thereupon be forfeited.

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com

4.Restrictive Covenants.  Both during and after your employment you acknowledge your continuing obligations under your PIIA Agreement not to use or disclose any confidential or proprietary information of the Company, to refrain from certain solicitation activities and to not disparage the Company or its affiliates, officers, or directors, in each case as detailed in the PIIA Agreement.   You acknowledge that all such covenants remain in full force and effect pursuant to their terms, and that your continuing compliance with such obligations is a material condition to the Company’s agreement to enter into this Letter Agreement. In the event that following your Separation Date, the Company determines that during your employment with the Company and its affiliates, you engaged in conduct that would have constituted “cause” for termination or you breached your obligations under this Section 4 (including your obligations under the PIIA Agreement), the Company shall have no further obligations under Section 3 and  you will forfeit any stock options that remain outstanding and, to the extent permitted by applicable law, you shall pay the Company an amount equal to all proceeds received in connection with any sale or other disposition of any shares underlying your stock options.

Notwithstanding the foregoing, nothing herein shall restrict you from responding to a valid subpoena, nor shall you be prohibited from communicating with any government agency, including your right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation conducted by such agency or to make any other disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, you do not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Further, you understand that: (i) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secret information in the court proceeding if you: (x) file any document containing the trade secret under seal; and (y) do not disclose the trade secret, except pursuant to court order.

5.General Release of Claims and Agreement Not to Sue. You agree not to sue, or otherwise file any claim against, the Company or its parent companies, subsidiaries or affiliates, and any of their respective successors, assigns, directors, officers, managers, employees, attorneys, insurers, or agents (collectively, the “Company Parties”) for any reason whatsoever based on anything that has occurred at any time up to and including the Effective Date as follows:

(a)On behalf of yourself and your executors, administrators, heirs and assigns, you hereby release and forever discharge the Company Parties, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against any of the Company Parties by reason of any matter, cause, or thing whatsoever from the beginning of time through and

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com

including the Effective Date, including, without limiting the generality of the foregoing: any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever your employment by the Company or the separation thereof, including without limitation any and all Claims arising under federal, state, or local laws relating to employment; any Claims of any kind that may be brought in any court or administrative agency; any Claims arising under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Civil Rights Act of 1866, Section 1981, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the False Claims Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the National Labor Relations Act of 1935, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Colorado Anti-Discrimination Act, the Lawful Off-Duty Activities Statute, the Personnel Files Employee Inspection Right Statute, the Colorado Labor Peace Act, the Colorado Labor Relations Act, the Colorado Equal Pay Act, the Colorado Minimum Wage Order, and the Colorado Genetic Information Non-Disclosure Act, each of the foregoing as may have been amended, and any other federal, state, or local statute, regulation, ordinance, constitution, or order concerning labor or employment, termination of labor or employment, wages and benefits, retaliation, leaves of absence, or any other term or condition of employment; Claims for breach of contract; Claims for unfair business practices; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)Notwithstanding the generality of the foregoing, you do not release any Claims that cannot be released as a matter of law including, without limitation, (i) your right to seek indemnification against the Company; (ii) your right to file a charge of discrimination, harassment, interference with leave rights, failure to accommodate, or retaliation with the Equal Employment Opportunity Commission, or similar local agency, or to cooperate with or participate in any investigation conducted by such agency, provided, however, that you hereby release your right to receive damages in any such proceeding brought by you or on your behalf; (iii) any right to file an unfair labor practice charge under the National Labor Relations Act; (iv) your right to communicate directly with the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or similar agency, or to cooperate with or participate in any investigation conducted by such agency; or (v) your right to make any other disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, you do not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights.

(c)You acknowledge that the general release of Claims set forth in Section 5(a) above includes a release of Claims under the Age Discrimination in Employment Act (the “ADEA Release”). In accordance with the Older Workers Benefit Protection Act, you acknowledge as follows:

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com

(i)You have been advised to consult an attorney of your choice before signing this Letter Agreement and you either have so consulted with counsel or voluntarily decided not to consult with counsel;

(ii)You have been granted over twenty-one (21) days after you were presented with this Letter Agreement to decide whether or not to sign it. You agree that such period shall not be extended due to any material or immaterial changes to the Letter Agreement;

(iii)You have carefully reviewed and considered and fully understand the terms set forth in this Letter Agreement, including all exhibits hereto; and

(iv)You have the right to revoke your ADEA Release within seven (7) calendar days of signing this Letter Agreement. If you wish to revoke your ADEA Release, you must deliver written notice stating your intent to so revoke by emailing the General Counsel, on or before 5:00 p.m. on the seventh (7th) day after the date on which you sign this Letter Agreement. In the event your ADEA Release is so timely revoked, you shall not be entitled to any of the benefits set forth in this Letter Agreement, except as provided in Section 1.

6.Arbitration. Without limiting your right to file Claims with governmental agencies as provided in Section 5(b), you and the Company agree and desire that all disputes between you and the Company relating to or arising out of your employment with the Company or this Letter Agreement, other than Claims which you have effectively released pursuant to Section 5(a) above and Claims that cannot, as a matter of law, be required to arbitrate (collectively, “Covered Claims”), will, to the fullest extent permitted by law, be resolved by final and binding arbitration in the county where you primarily worked for the Company as of the Separation Date. The arbitration will be conducted by a single, neutral arbitrator in accordance with the applicable arbitration rules (“Rules”) of the Judicial Arbitration and Mediation Service (“JAMS”) in effect when the dispute is submitted to arbitration, which can be found at www.jamsadr.com, or  other rules mutually agreed upon in writing by the Company and you. The arbitrator shall be appointed as mutually agreed upon by you and the Company or, if no agreement can be reached, by JAMS pursuant to its Rules. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. The Company and you shall be entitled to more than minimal discovery and the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitation and the same remedies that would apply if the claims were brought in a court of law. The Company shall pay all costs unique to arbitration, including without limitation arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, you and the Company shall each bear your or its own expenses, such as expert witness fees and attorneys’ fees and costs. Nothing herein shall prevent you or the Company from seeking a statutory award of reasonable attorneys’ fees and costs, if any. This Section 6 shall be governed by and enforceable pursuant to the Federal Arbitration Act. This Section 6 is intended to be the exclusive method for resolving any and all Claims by you or the Company against each other for payment of damages under this Letter Agreement or relating to your employment; provided, however, that neither this Letter Agreement nor the submission to arbitration shall limit your or the Company’s

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com

right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction.

7.Waiver of Right to Jury Trial; Class Action Waiver. The Company and you understand and agree that this Letter Agreement constitutes a waiver of its and your right to a trial by court or jury of any Covered Claims. You understand and acknowledge that this Letter Agreement also constitutes a waiver of your right to bring any Covered Claim as part of or in connection with, or to participate with each person in or recover through, a class action lawsuit or claim. You and the Company agree that no Covered Claim shall be resolved by a court or jury trial, and no Covered Claim shall be brought as a class action.

8.Cooperation. After the Separation Date, you shall assist and cooperate with the Company and its affiliates, (i) concerning reasonable requests for information about the business of the Company or its affiliates or your involvement and participation therein; (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you; and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you.  Your full cooperation shall include, but not be limited to, being available to meet and speak with board members, officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.  In requesting such services, the Company will consider other commitments that you may have at the time of the request.

9.Employee’s Representations. You represent and warrant that:

(a)You have returned to the Company all Company property in your possession, including, without limitation, all Confidential Information, laptops, cell phones, portable devices, software, keys, access badges or IDs, credit cards, thumb drives, equipment, supplies, records, files, handbooks, guidelines, materials, documents, and all other property belonging to the Company, whether in physical or electronic form, and all copies thereof.
(b)You are not owed wages, salaries, commissions, bonuses, business expenses, benefits, or other compensation, other than as set forth in this Letter Agreement.
(c)During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law.
(d)You have not initiated any adversarial proceedings of any kind against any of the Company Parties, nor will you do so in the future, except as specifically allowed by this Letter Agreement.
(e)You have signed this Letter Agreement knowingly and voluntarily, without any duress.

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com

(f)In signing this Letter Agreement, everything you are receiving is set forth herein, and you are not relying upon any agreements, promises or statements, verbal, written, or implied, that are not expressly set forth in this Letter Agreement.

10.Severability. The provisions of this Letter Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision. You represent that you have thoroughly read and considered all aspects of this Letter Agreement, that you understand all of its provisions, and that you are voluntarily entering into this Letter Agreement.

11.Governing Law. Except as expressly provided otherwise herein, this Letter Agreement will in all respects be interpreted, enforced and governed under the laws of the State of Colorado, without regard to the conflicts of law rules thereof.

12.Integrated Agreement. This Letter Agreement, together with the PIIA Agreement, sets forth the entire agreement between you and Company and supersedes and replaces any and all prior oral or written agreements or understandings between you and Company.

13.Amendment of this Letter Agreement. This Letter Agreement may not be altered, amended, or modified except by a further written document signed by you and an authorized representative of Company.

14.Execution in Counterparts. This Letter Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile and electronic signatures shall have the same force and effectiveness as original signatures.

15. Section 409A.

(a) General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with you to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section 17 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify you for any taxes, interest or other liabilities arising under or by operation of Section 409A.

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com

(b) Installments and Reimbursements. For purposes of Section 409A, your right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

Signature Page Follows

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com

To indicate your acknowledgment and agreement to the terms above, please date and sign the original of this Letter Agreement in the place indicated below and return it to me on or after your Separation Date, but no later than January 20, 2021.

Very truly yours,

LIGHTNING EMOTORS, INC.

/s/ Arthi Chakravarthy

December 31, 2021

General Counsel

Accepted and agreed to on

this 31st day of December, 2021 by:

/s/ William Kelley

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com

Exhibit A-1

The final wages referenced in Section 1 shall include your unpaid base salary accruing through the Separation Date; and

Such final wages will be paid out in accordance with the applicable plan documents, if any, and the applicable wage payment laws and will be subject to applicable taxes, garnishments and any other withholding required by law or authorized by you.

815 14th St SW, Suite A100 Loveland, CO 80537, USA	Telephone: 1-800-223-0740 lightningemotors.com